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                                                                EXHIBIT 10.6
                      LONG TERM FUNDED RESEARCH AGREEMENT
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     This LONG TERM FUNDED RESEARCH AGREEMENT ("Agreement") is effective as of the ___ day of ______, 1996, and is by and between DNA PLANT TECHNOLOGY CORPORATION ("DNAP"), a corporation duly organized and existing under the laws of the State of Delaware, and EMPRESAS LA MODERNA, S.A. de C.V., a corporation organized under the laws of the United Mexican States, directly or through its subsidiaries and/or its affiliates (collectively, "ELM").

                              W I T N E S S E T H:
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     WHEREAS, DNAP has expertise, personnel, facilities, equipment, technology and intellectual property useful in the development of improved plants using biotechnological techniques; and

     WHEREAS, ELM is, among other things, a leading developer and marketer of improved varieties of fruits, vegetables and agronomic crops; and

     WHEREAS, the parties desire to enter a long term relationship whereby the parties will consult with each other regarding utilization of biotechnology in the seed industry and ELM will fund research and development projects to be conducted by DNAP;

     NOW, THEREFORE, the parties hereto agree as follows:

Article I.  Definitions

            For the purposes of this Agreement, the following terms shall have the following meanings:

            1.1 "DNAP" means DNA Plant Technology Corporation, a Delaware corporation, and its Affiliates.

            1.2 "ELM", means EMPRESAS LA MODERNA, S.A. de C.V., a corporation organized under the laws of the United Mexican States, and its subsidiaries and/or its Affiliates including Agroindustrias Moderna, S.A. de C.V., a corporation organized under the laws of the United Mexican States, Bionova, S.A. de C.V., Seminis, Inc., an Illinois corporation and its Affiliates, which as of the date of this Agreement include PetoSeed Company, Inc., Asgrow Seed Company, and Royal Sluis.

            1.3 "Affiliates" means, with respect to a particular party, persons or entities controlling, controlled by or under common control with the party, as well as any majority owned entities of the party and of its other affiliates. "Control" of an entity means either the power, directly or indirectly, to direct or cause the direction of the management

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and policies of the entity, whether by contract or otherwise, or the right to receive at least 50% of the profits from such entity.

             1.4 "Research Program" means the research and development program described in Article II to this Agreement, and includes Projects.

             1.5 "Project" means a particular research or development project to be carried out by DNAP for ELM as approved and accepted by the parties pursuant to paragraph 2.2.

             1.6 "Developed Intellectual Property" or "Developed IP" means inventions, discoveries, know-how, trade secrets, confidential information, biomaterials, patents, plant variety protection act rights, breeders' rights, or other intellectual or industrial property on a worldwide basis arising out of or developed in the course of the Research Program or any Project.

             1.7 "DNAP Intellectual Property" or "DNAP IP" shall mean the intellectual property (including know how, trade secrets, confidential information, biomaterials, patents, plant variety protection rights, breeders' rights, and rights under licenses) owned in whole or in part, controlled or licensable by DNAP from time to time. A listing of DNAP's patent portfolio of issued patents, which is part of DNAP IP, as of the date of this Agreement is set forth in Appendix A.

             1.8 "ELM Intellectual Property" or "ELM IP" means the intellectual property (including know how, trade secrets, confidential information, biomaterials, patents, plant variety protection rights, breeders' rights, and rights under licenses) owned in whole or in part, controlled or licensable by ELM from time to time.

             1.9 "Product" means any product or process which incorporates DNAP IP.

Article II.  Research Program

             2.1  The Research Program

                  On the terms and conditions set forth in this Agreement, DNAP shall conduct research and development on approved Projects for ELM and shall consult with ELM regarding the application of biotechnology to products manufactured and distributed by ELM from time to time, including, without limitation, products of the agricultural seed industry. The Research Program shall have a ten-year (10) term, commencing with the date of this Agreement.

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             2.2  Research Projects

                  a. Projects. During the term of the Agreement, the parties will discuss potential Projects. Either party may propose such Projects. ELM will decide which particular Projects to undertake. The parties shall use their best efforts to agree on reasonable terms for all Projects proposed, and DNAP shall not unreasonably refuse to agree to the terms of any project proposed by ELM, including any confidentiality restrictions regarding the subject matter and scope of a Project.

                  b. Project Plan. Each such agreed Project shall have a Project Plan, which shall include at least: (i) the goals of the Project, (ii) research plan, including benchmarks to be used in judging the Project's progress and timelines therefor, (iii) a budget and payment schedule, (iv) a listing prepared by DNAP of the DNAP IP to be used in the Project, (v) a listing prepared by ELM if the ELM IP is to be used in the Project, and (vi) a definition of the "Field" for such project. For purposes of this Agreement, "Field" means the intended market for commercialization of the Developed IP at the time a Project is initiated but in no event shall the Field include a market (which may be defined broadly to include, for example, all vegetables or narrowly, to refer, for example, to a specific vegetable, depending on the circumstances) that the entity proposing the Project does not actively participate in or intend to participate in at the time the Project is initiated.

                  c. Project Termination. ELM may terminate any Project at any time for any reason, upon payment of Project costs to date of termination and reimbursement to DNAP of actual loss on account of commitments made (but no consequential damages).

             2.3  Reports

                  DNAP shall provide ELM with written reports on the progress of each Project, on a quarterly basis or more often if requested by ELM.

             2.4  Oversight

                  ELM shall have the right to oversee each Project, including reasonable access to the DNAP employees and facilities being utilized in the Project.

             2.5  License to Existing IP

                  a. License. ELM shall have a worldwide royalty bearing non-exclusive license under this Agreement with respect to DNAP IP solely to the extent necessary or reasonably appropriate for ELM to commercialize the Developed IP, including the right to make, have made, use and sell any Product or technology resulting from a Project.

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                  b.  Royalty.

                      (i) ELM shall pay a royalty to DNAP for the use of DNAP IP which royalty shall be at standard industry rates, with the specific amount to be negotiated as Projects are identified; provided that the royalty rate shall be equitably adjusted to the extent that the Non-Exclusive Patent License between DNAP and Bionova U.S. Inc. remains in full force and effect.

                      (ii) With each royalty payment, ELM will provide to DNAP a written royalty statement verified by the President or Chief Financial Officer of ELM, setting forth the total sales identified by Product designation or other basis upon which royalties are calculated during the period covered by the statement. DNAP shall have the right once per year to designate an independent certified public accountant to inspect ELM's books and records relating to the basis upon which royalties are calculated.

                  c. Exclusivity. DNAP agrees that it will not undertake to perform substantially the same research and development program as any Project without the prior written consent of ELM.

             2.6  License to ELM IP

                  a. License. If ELM IP is utilized in a Project and incorporated in Developed IP, unless otherwise agreed in a Project Plan, DNAP shall have a royalty bearing non-exclusive license under this Agreement with respect to ELM IP solely to the extent necessary or reasonably appropriate for DNAP to exercise its rights with respect to the Developed IP pursuant to Section 4.2.

                  b.  Royalty.

                      (i) DNAP shall pay a royalty to ELM for the use of ELM IP which royalty shall be at standard industry rates, with the specific amount to be negotiated as Projects are identified.

                      (ii) With each royalty payment, DNAP will provide to ELM a written royalty statement verified by the President or Chief Financial Officer of DNAP, setting forth the total sales identified by Product designation or other basis upon which royalties are calculated during the period covered by the statement. ELM shall have the right once per year to designate an independent certified public accountant to inspect DNAP's books and records relating to the basis upon which royalties are calculated.


             2.7 Consultation. The parties specifically understand that the modification of phenotypic traits through biotechnology and genetic engineering is of potential significant competitive importance to the industry. The parties need to work closely together to create and define appropriate Projects. DNAP will use its reasonable best efforts to continually apprise ELM of scientific developments relating to ELM's products, and ELM will apprise

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DNAP of those aspects of its competitive strategy and development plans for its products which are necessary or useful to DNAP with respect to its obligations hereunder.

     Article III.  Research Program Funding

             3.1  Payment by ELM

                  ELM shall pay DNAP in accordance with the payment schedule established for each Project in the Project Plan, provided that if DNAP fails to provide the resources it is committed to provide to a Project, then, in addition to its other remedies provided for herein, such payments shall be equitably adjusted.

             3.2  Minimum Project Funding

                  ELM and DNAP shall undertake Projects with payment schedules that will generate payments to DNAP of at least $9,000,000 each three years, up to a maximum of $30,000,000 during the ten-year period beginning on the effective date hereof, with the understanding that if the minimum payments in any year exceed the amounts payable for research services provided by DNAP hereunder, then such excess shall be available as a credit towards future services but shall not reduce ELM's obligation to continue minimum funding. Unless otherwise agreed by the parties, minimum funding of $625,000 shall be paid to DNAP at the beginning of each calendar quarter during the term of this Agreement until the maximum of $30,000,000 has been reached.

                  The payment obligations of ELM shall be reduced by payments by ELM to DNAP, if any, under other agreements (e.g., calling for joint development of seed or crops) whereby DNAP provides research or development services for ELM. Similarly, in such event, DNAP's corresponding duty to provide services hereunder shall be reduced.

             3.3  Payment Level

                  Unless otherwise agreed in the Project Plan, ELM shall pay DNAP all of DNAP's direct costs (including direct R&D overhead) plus an industry standard operating margin, but in no event more than 200% of DNAP's modified direct costs, as customarily computed by DNAP to include only salaries, benefits, supplies and travel with respect to Project personnel.

Article IV.  Rights to Results of Research Program

             4.1  Ownership Rights

                  Subject to paragraph 4.2, ELM will own the entire right, title and interest in all Developed IP, as well as all other inventions, discoveries, improvements or other technology, arising out of each Project and the Research Program, whether or not patentable, together with all patent applications or patents based thereon, regardless of whether the Developed IP are made by employees of ELM or employees of DNAP. ELM

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will have the right to file, prosecute and maintain patent applications for all
Developed IP (at ELM's expense if outside a Project Plan). DNAP will promptly disclose to ELM both the conception and the reduction to practice of Developed IP. DNAP hereby represents and agrees that all employees and other persons acting on its behalf in performing its obligations under this Agreement will be obligated under a binding written agreement or applicable law to assign to DNAP or ELM, as directed, all Developed IP made or developed by such employee or other person. DNAP will make available to ELM or to ELM's authorized attorneys, agents or representatives, (at ELM's expense if outside a Project Plan) DNAP employees as necessary or appropriate to enable ELM to file, prosecute and maintain patent applications and resulting patents with respect to all Developed IP, for a period of time sufficient for ELM to obtain the assistance it needs from such personnel. If DNAP requests that ELM take any action in a proceeding incident to the Developed IP and ELM refuses or fails to take such action, DNAP shall then have the right, but not the obligation, in the name of ELM, to prosecute or defend any action or proceeding incident to the Developed IP. Any such action shall be at the sole expense of DNAP. DNAP shall have no obligation to undertake any such action, and if DNAP should do so, it shall have no liability to ELM for the sufficiency or adequacy of any such actions taken by DNAP.

        4.2  License Rights to Developed IP

             Unless otherwise agreed in a Project Plan, ELM hereby grants to DNAP a perpetual, royalty-free (except as provided in Section 2.6 hereof) (a) non-exclusive license, to use the Developed IP for research purposes only within the Field, and (b) sole license to use the Developed IP outside the Field (which sole license is subject to ELM's retained rights to use the Developed IP outside the Field). Such retained rights to use the Developed IP outside the Field shall include, but not be limited to, the right to make products and otherwise commercialize the Developed IP. ELM will promptly, on request, execute any further document or license with respect to DNAP's rights under this Section 4.2.

        4.3  Notice of Patents Affecting Commercialization Rights

             During the term of the Research Program, DNAP shall use all reasonable efforts to inform ELM of:

                     (a) any patent owned by or patent application filed by a third party of which DNAP is aware which claims a technology that DNAP is considering for use in a Project, and that requires or may require one or both of the parties to license rights thereunder in order to commercialize the results of the Project; and

                     (b) any possible alternative to such a patented technology of which DNAP is aware. In each such instance where DNAP is aware of an alternative technology, the parties shall consider and discuss the feasibility of using the alternative technology in place of the patented technology.

Article V.  Confidentiality

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        5.1  Duties

             Each party shall: (i) keep confidential and not disclose to any third person or entity, (ii) restrict access to only those of its employees and consultants who have reason to know for the purposes of this Agreement, and
(iii) use solely for purposes of this Agreement, any and all information and biomaterials received from the other party under this Agreement, and all Developed IP of which it obtains knowledge, except as provided in paragraph 5.2 below. Notwithstanding the foregoing each party shall be free to use such information, biomaterials and Developed IP for purposes of exercising its rights and fulfilling its duties under this Agreement.

        5.2  Exceptions

             The duties of confidentiality, access restrictions and non-use provided by paragraph 5.1(a) above shall not apply to information received by one party ("Receiving Party") from the other party ("Disclosing Party") if the information:

             (a) is public information at the time of disclosure by the Disclosing Party to the Receiving Party;

             (b) subsequently becomes public information other than by act or omission of the Receiving Party;

             (c) is already in the lawful possession of the Receiving Party, as can reasonably be demonstrated by documentary evidence from the Receiving Party, at the time of first disclosure by the Disclosing Party to the Receiving Party; or

             (d) is independently developed by employees of the Receiving Party who did not have access to the information.

Article VI.  Event of Default/Remedies/Other Termination Rights

        6.1  Event of Default

             It shall be an Event of Default hereunder if either party (i) fails to pay any sums payable pursuant to this Agreement as and when they are due; or (ii) materially breaches this Agreement.

        6.2  Termination

             The non-defaulting party shall have the right to terminate this Agreement upon the occurrence of an Event of Default unless (i) the Event of Default occurs under clause (i) of Section 6.1 and is cured within ten (10) days after written notices thereof, or (ii) the Event of Default occurs under clause
(ii) of Section 6.1 and is cured within thirty (30) days after written notice thereof, or (iii) the Event of Default occurs under clause (ii) of Section 6.1 and is remediable but is not reasonably susceptible to cure within such thirty
(30)

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day period, then within such period of time as may be required to cure the same if the defaulting party promptly commences to cure such Event of Default within such thirty (30) day period and diligently prosecutes such cure to completion as soon as is reasonably practicable; or (iv) if such Event of Default is not one that can be remedied, the defaulting party shall have taken reasonable steps within such thirty (30) day period to prevent a recurrence of such breach; provided, however, that if such Event of Default that cannot be remedied recurs
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in the same calendar year, the nondefaulting party may, at its option, terminate this Agreement immediately upon the recurrency by written notice to the other party. ELM's rights to Developed IP and DNAP IP shall survive any termination by ELM pursuant to this Agreement. DNAP's License rights to Developed IP shall survive any termination by DNAP pursuant to this Agreement.

        6.3  Other Remedies

             In addition to all other remedies specified in Article 6, the non-defaulting party shall have the right to pursue any and all available legal or equitable remedies for the breach.

        6.4  No Consequential Damages

             In no event will either party be liable to the other or any third party for any indirect, incidental or consequential damages with respect to the performance or non-performance of this Agreement, whether arising out of breach of warranty, breach of contract, tort (including negligence), strict products liability or otherwise, even if advised of the possibility of such damage or if such damage could have been reasonably foreseen, except only in case of personal injury where applicable law requires such liability.

Article VII.  Miscellaneous

        7.1  Notices

             All notices, demands, requests, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when received by DNAP or ELM, as the case may be, at the following addresses, or such other address as DNAP or ELM may from time to time designate by written notice to the other as herein required:

                     EMPRESAS LA MODERNA, S.A. DE C.V.
                     Attn:  Lic. Alejandro Sanchez-Mujica
                     Edificio Torrealta
                     Av. Roble 300 Mezzanine
                     66265 Garza Garcia, N.L.
                     Mexico

    With a copy to:  Thompson & Knight, P.C.
                     Attn:  Joe A. Rudberg

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                     1700 Pacific Avenue, Suite 3300
                     Dallas, Texas  75201

                     DNA PLANT TECHNOLOGY CORPORATION
                     6701 San Pablo Avenue
                     Oakland, California  94608-1239
                     Attn: Vice President, Business Development with a copy to DNAP Legal Department at same address

        7.2  Choice of Law

             This Agreement shall be governed by and construed in accordance with the laws of the State of California, United States of America, without giving effect to conflict of law principles.

        7.3  Severability

             In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular provision held to be unenforceable, and any provision that is held not to be enforceable in shall nevertheless be enforceable to the full extent permitted by law.

          7.4  Amendments

               No amendment or modification of this Agreement shall be valid or binding unless in writing signed by the parties.

          7.5  Assignment

          Neither party may assign this Agreement to any other party except to an Affiliate or to an entity acquiring the party or a all of the party's business in the subject area.

          7.6  Arbitration

               (a) The parties hereby undertake to use good faith efforts to settle all disputes arising under this Agreement. Failing settlement, all disputes, including without limitation, claims of breach of contract, fraud in the inducement and negligence shall be referred to binding arbitration in Dallas, Texas, if arbitration is initiated by DNAP, or in San Francisco, California, if the arbitration is initiated by ELM, in accordance with the Commercial Rules of Arbitration of the American Arbitration Association.

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               (b) If, within seven (7) days after receipt by one party of the other party's notice of intention to arbitrate, the parties are unable to agree on a single arbitrator, each party shall have seven (7) days to appoint its own arbitrator from a list selected by the American Arbitration Association, and the arbitrators thus chosen shall together, within seven (7) days of their appointment, appoint a third arbitrator from the list selected by the American Arbitration Association. If either party fails to appoint its own arbitrator within the specified period, the arbitrator appointed by the other party shall be the sole arbitrator. If both parties fail to appoint arbitrators within the specified period, or if the arbitrators appointed by the parties fail to appoint a third arbitrator within the specified period, the American Arbitration Association shall make the appointment. The parties shall use their best efforts to appoint arbitrators who are knowledgeable in the biotechnology industry. The decision of the arbitrator(s) shall be final and may be enforced in any court of competent jurisdiction. The prevailing party in any proceeding shall be reimbursed by the other party for all expenses incurred in connection with arbitration.

          7.7  No Joint Venture

               The parties shall perform their obligations under this Agreement as independent contractors and each party shall be solely responsible for its own financial obligations. Nothing contained in this Agreement shall be construed to imply a joint venture or principal and agent relationship between the parties and neither shall have the right to create any obligation, express or implied, on behalf of the other.

          7.8  Counterparts

               This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

          IN WITNESS WHEREOF the parties have executed this Agreement in duplicate originals as of the date first above written, as evidence by the signature below of thee authorized representatives.

                                    EMPRESAS LA MODERNA, S.A. de C.V.
DNA PLANT TECHNOLOGY
CORPORATION
                                    By:
                                       ------------------------------
                                    Name:
                                         ----------------------------
By:                                 Title:
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Name:
     -------------------------
Title:                              By:
      ------------------------         ------------------------------
                                    Name:
                                         ----------------------------
                                    Title:
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